Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Martin Midstream GP LLC:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333‑211407) and on Form S-8 (No. 333-218693, No. 333-203857 and No. 333-140152) of Martin Midstream Partners L.P. of our report dated March 19, 2019, with respect to the balance sheet of Martin Transport, Inc. as of December 31, 2018, and the related statement of operations, stockholder’s equity, and cash flows for the year then ended, and the related notes, which report appears in the Form 8‑K of Martin Midstream Partners L.P. dated March 19, 2019.

/s/ KPMG LLP

Dallas, Texas
March 19, 2019

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